EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AND CONSULTING AGREEMENT

THIS ADVISOR AND CONSULTING AGREEMENT is made as of the date below on the signature line, by and between Hero Technologies Inc. (the "Company") and Dark Alpha Capital LLC (the “Consultant” or “Advisor” or “Executive”)

WHEREAS, the Company aims to take software to a new level of self-learning and develops cutting-edge software applications that utilize advanced AI algorithms to enhance personalization and user convenience. In addition to software development, the Company also acquires revenue-generating companies in the IT, software, and technology hardware/manufacturing industries.

WHEREAS, the Company desires professional services for the Company’s strategy, analysis, and other managerial services for the Company as it raises funds and deploys capital to grow; and

WHEREAS, Advisor has expertise and is willing to act as an advisor, chief executive officer (CEO) and sole director to the Company upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

1. Agreement to Consult.

1.1 The Company hereby agrees to retain Consultant as an advisor, expert, and counselor for the Company. All parties understand that Consultant has many other business interests and will devote as much time as in its discretion as necessary to perform its duties under this Agreement.

1.2 As an Executive you are skilled in and shall as a contractor, provide the following services or manage the following for the Company: accounting, quarterly closings & financial reporting and submission of such reports to the OTC or SEC on a quarterly basis, press releases, drafting resolutions, D&O insurance, coordinating all audits with any internal accounting process or team and the PCAOB auditor, signing all documents and agreements as requested, reviewing strategic acquisitions and partnerships, showing up events and webinars on behalf of the Company, posting for or allowing the Company to post on your social media accounts for Company related communications, managing human resources consultants and software, coordinate and manage the efforts of other officers, and other services as needed to manage the entity.

1

1.3 Consultant approves of any and all materials to be utilized that will contain the name and likeness of the Consultant, including but not limited to press releases, video, audio, marketing materials, financial filings, and business plans. Consultant shall serve on the advisory board of the Company. Consultant shall provide management mentoring and general consulting advice to the Company.

1.4 The services rendered by Consultant pursuant to this Agreement shall be as an independent contractor to the Company. This Agreement does not make the Consultant the employee, agent, or legal representative of the Company for any purpose, including without limitation, participation in any benefits or privileges given or extended by the Company to its employees. No right or authority is granted to Consultant to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, expect as may be set forth herein. The company shall not withhold for Consultant any federal or state taxes from the amounts to be paid to Consultant hereunder, and Consultant agrees that he will pay all taxes due on such amounts.

1.5 Advisor agrees to make available to Company its services, which include professional services for the Company’s strategy, analysis, and other managerial services. Advisor shall provide other advisory or operational services as the Company may specifically request.

2. Compensation & Expenses.

2.1 The Company will pay Advisor a fee of

i.	$10,000 per month, payable on the first of each calendar month, and

ii.

Up to 20% of the Company’s revenue or cash flow, whichever is higher, revenue or cash flow could be calculated based on the Company’s filed Quarterly Reports and paid on a quarterly basis within 45 days of the conclusion of each fiscal quarter or immediately, when cash flow hits the bank account of Hero Technologies Inc. or a subsidiary, and

iii.	$300,000 worth of stock of Hero Technologies Inc., every year, trading under the ticker symbol “HENC” on the OTC Markets.

2

2.2 The Company shall reimburse Consultant for all pre-approved reasonable and necessary expenses incurred by him in carrying out its duties under this Agreement. Consultant shall submit related receipts and documentation prior to reimbursement the month they have been accrued.

3. Renewal & Termination. This Agreement shall continue in effect until terminated by the Company. Termination or expiration of this Agreement shall not extinguish confidentiality obligations prior to the termination.

4. Miscellaneous.

4.1 Successors and Assigns. This Agreement is binding on and ensures to the benefit of the Company, its successors and assigns, all of which are included in the term the "Company" as it is used in this Agreement and upon Consultant, its successors and assigns. Neither this Agreement nor any duty or right hereunder will be assignable or otherwise transferable by the Consultant without the written consent of the Company.

4.2 Modification. This Agreement may be modified or amended only by a writing signed by the Company.

4.3 Governing Law. The laws of the relevant jurisdiction in Delaware will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in Delaware or a jurisdiction chosen by the Company, and both the Company and Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.

4.4 Construction. Each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, then that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

4.5 Waivers. No failure or delay by either the Company or Consultant in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

4.6 Captions. The headings in this Agreement are for convenience only and do not affect this Agreement's interpretation.

3

4.7 Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

4.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the addresses stated below. These addresses may be changed at any time by like notice.

4.9 Conflicts. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered in a jurisdiction determined by the Company.

IN WITNESS WHEREOF, this Consulting Agreement has been duly executed by a duly authorized person of each party hereto as of the date below written.

ACKNOWLEDGED AND AGREED TO:

/s/ Destiny Aigbe	11/29/2023
Destiny Aigbe, Magenta Value Holdings LLC,	Date

/s/ Destiny Aigbe	11/29/2023
Destiny Aigbe, Chief Executive Officer Hero Technologies Inc.	Date

4